SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2016

TWIN DISC, INCORPORATED

(exact name of registrant as specified in its charter)

WISCONSIN	001-7635	39-0667110
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1328 Racine Street     Racine, Wisconsin 53403

(Address of principal executive offices)

Registrant's telephone number, including area code:     (262)638-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2016, the Company’s Board of Directors increased the size of the Board of Directors from seven to eight, and appointed David W. Johnson as a member of the Board of Directors of the Company to fill the vacancy created by the expansion of the Board of Directors. Mr. Johnson’s appointment to the Board of Directors is effective immediately. Mr. Johnson is in the class of directors whose terms will expire in 2018; however, as required by the Company’s bylaws, the Board of Directors intends to nominate him for reelection to the Board of Directors at the 2016 Annual Meeting of Shareholders. Mr. Johnson was also appointed to serve on the following three committees of the Board of Directors: (1) the Audit Committee, (2) the Nomination and Governance Committee, and (3) the Finance and Risk Management Committee. A copy of the press release regarding Mr. Johnson’s appointment to the Company’s Board of Directors is attached hereto as Exhibit 99.1.

Mr. Johnson is eligible to participate in the Twin Disc, Incorporated 2010 Stock Incentive Plan for Non-Employee Directors and will be paid an annual retainer comprised of both cash and restricted shares of the Company’s common stock.  Mr. Johnson will be paid a pro-rated portion (pro-rated as of July 29, 2016) of the annual director retainer of $125,000, which shall be comprised of 50% cash and 50% restricted shares. The cash portion of Mr. Johnson’s retainer will be paid quarterly, while the restricted stock portion of his retainer was awarded as of July 29, 2016.  Mr. Johnson’s shares of restricted stock will vest as of the Company’s 2016 Annual Meeting of Shareholders, provided he continues to serve on the Company’s Board of Directors as of such date.

There is no arrangement or understanding between Mr. Johnson and any other person pursuant to which Mr. Johnson was appointed as a member of the Board of Directors of the Company. There are no transactions in which Mr. Johnson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release issued by the Company on August 2, 2016 regarding the appointment of David W. Johnson as a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 2, 2016	Twin Disc, Incorporated

/s/ DEBBIE A. LANGE
Debbie A. Lange
Corporate Controller